Exhibit 21.1
REYNOLDS AMERICAN INC. SUBSIDIARIES
(As of 2/19/2010)

Name of Entity	Place of Incorporation

American Snuff Company, LLC	Delaware

Conwood Holdings, Inc.	Delaware

Lane, Limited	New York

Niconovum AB	Sweden

Niconovum ApS	Denmark

Niconovum Market AB	Sweden

Niconovum USA, Inc.	North Carolina

Northern Brands International, Inc.	Delaware

Quezon Holdings, B.V.	Netherlands

R. J. Reynolds France SARL	France

R. J. Reynolds Global Products, Inc.	Delaware

R. J. Reynolds Global Products España, S.L.	Spain

R. J. Reynolds Italia S.p.A.	Italy

R. J. Reynolds Tobacco B.V.	Netherlands

R. J. Reynolds Tobacco (CI), Co.	Cayman Islands

R. J. Reynolds Tobacco Co.	Delaware

R. J. Reynolds Tobacco Company	North Carolina

R. J. Reynolds Tobacco C.V.	Netherlands

R.J. Reynolds Tobacco Holdings, Inc.	Delaware

R. J. Reynolds Tobacco International, Inc.	Delaware

Reynolds Asia — Pacific Limited	Hong Kong

Reynolds Finance Company	Delaware

Reynolds Innovations Inc.	North Carolina

Reynolds International Holdings B.V.	Netherlands

Reynolds Technologies, Inc.	Delaware

RAI International, Inc.	Delaware

RAI Services Company	North Carolina

RJR Realty Relocation Services, Inc.	North Carolina

Rosswil LLC	Delaware

Santa Fe Natural Tobacco Company: Germany GmbH	Germany

Santa Fe Natural Tobacco Company, Inc.	New Mexico

Santa Fe Natural Tobacco Company Limited	United Kingdom

Santa Fe Natural Tobacco Company: The Netherlands B. V.	Netherlands

SFNTC Oxford LLC	North Carolina

SFNTC: Oxford RL, LLC	North Carolina

SFNTC/RSM, LLC	New Mexico

S.F. Imports, Inc.	Delaware

SFR Tobacco International GmbH	Switzerland

SFR Tobacco Japan K.K.	Japan